As filed with the Securities and Exchange Commission on October __, 2001 Registration No. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                          MIRAVANT MEDICAL TECHNOLOGIES
             (Exact name of registrant as specified in its charter)

   Delaware                                2834                    77-0222872
(State or Other                   (Primary Standard             (I.R.S. Employer
Jurisdiction of                 Industrial Classification        Identification
Incorporation or Organization)       Code Number)                   Number)

                                336 Bollay Drive
                         Santa Barbara, California 93117
                                 (805) 685-9880
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             GARY S. KLEDZIK, Ph.D.
                      Chairman and Chief Executive Officer
                          Miravant Medical Technologies
                                336 Bollay Drive
                         Santa Barbara, California 93117
                                 (805) 685-9880
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------
                                   Copies to:
                               JOHN T. SHERIDAN, Esq.
                                JAY HANSEN, Esq.
          Wilson Sonsini Goodrich & Rosati, a Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050
                                 (650) 493-9300
                                   -----------
        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                   -----------
     If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                   -----------
                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum Aggregate     Amount of
       Title of Each Class of Securities to be Registered               Offering Price        Registration Fee



Common Stock, par value $.01 per share................                 $25,000,000 (1)           $6,250 (1)

(1) The maximum aggregate offering price of the Common Stock registered hereunder will not exceed $25,000,000. Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the aggregate maximum offering price of the Common Stock, and the table does not specify information about the amount of shares to be registered or the proposed maximum offering price per share.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8 (a), may determine.


     We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

                                   -----------


                                   $25,000,000

                          MIRAVANT MEDICAL TECHNOLOGIES

                                  Common Stock

                                   -----------

                                   PROSPECTUS

                                   -----------


                                October 16, 2001


                                TABLE OF CONTENTS

                                                                   Page

    Summary.........................................................4
    Risk Factors....................................................5
    Where You Can Find More Information.............................19
    Note Regarding Forward-Looking Statements.......................19
    Use of Proceeds.................................................20
    Dividend Policy.................................................20
    Plan of Distribution............................................20
    Legal Matters...................................................20
    Experts.........................................................20

                   SUBJECT TO COMPLETION, DATED _____________

                                   PROSPECTUS

                                   $25,000,000

                                    MIRAVANT
                              MEDICAL TECHNOLOGIES

                                  Common Stock

                                   -----------

     This prospectus is part of the registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

     *    We may issue up to $25,000,000 of our Common Stock from time to time;

     * We will circulate a prospectus supplement each time we plan to issue our Common Stock;

     * The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus; and

     *    You  should  read  this  prospectus  and  any  prospectus   supplement
          carefully before you invest.

     Our Common Stock is listed on the Nasdaq National Market under the symbol "MRVT". On October 15, 2001, the last reported sale price for our Common Stock on the Nasdaq National Market was $7.90 per share.



     See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our Common Stock.

                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is October 16, 2001

                                     SUMMARY

     We are a biotechnology company developing light activated drugs and associated devices for a medical procedure called photodynamic therapy, or PDT. We have branded our proprietary version of PDT as PhotoPoint(TM). PhotoPoint PDT integrates our drugs with our light producing components and light delivery devices to achieve a photochemical effect on targeted diseased cells and blood vessels. We believe that PhotoPoint PDT is a platform technology that has the potential to be a safe and effective treatment for a broad range of diseases including those in ophthalmology, oncology, cardiovascular disease and dermatology. We are currently conducting a variety of preclinical studies in each of these areas and are supporting Phase III human clinical trials in ophthalmology with our lead drug candidate, SnET2, or tin ethyl etiopurpurin. We have also completed a Phase I dermatology clinical trial with a topical formulation of our photoreactive drug, MV9411, for potential use in the treatment of psoriasis.

     We are collaborating with Pharmacia Corporation, or Pharmacia, to co-develop SnET2 for applications in ophthalmology. In 1998 we began Phase III clinical trials in the United States using SnET2 for the treatment of age-related macular degeneration, or AMD, and completed enrollment for the trials in December 1999. Pharmacia is responsible for the Phase III AMD clinical trials and will determine when and if to file for marketing approval with the U.S. Food and Drug Administration, or FDA. Pharmacia performed an interim analysis of the 12-month patient data in January 2001 and elected to continue the clinical trials to their scheduled 24-month conclusion in December 2001. Upon completion of the trials, Pharmacia will perform a full analysis of the safety and efficacy data and they will determine whether or not to apply for FDA approval to use SnET2 for the treatment of AMD.

     Our strategy is to apply PhotoPoint PDT as a primary treatment where appropriate or in combination with other therapies such as surgery, radiation, chemotherapy or drug therapy to achieve superior clinical results. Although the potential applications for PhotoPoint PDT are numerous, our primary focus at this time is to develop PhotoPoint PDT for clinical use in the disease areas where there are large potential market opportunities and/or unmet medical needs. We believe that the commercial success will depend upon safety and efficacy outcomes, regulatory approvals, competition, third-party reimbursements and other factors such as the manufacturing, marketing and distribution of our products. At this time, we intend to develop our business as a research and development company with limited manufacturing and marketing capabilities. For large scale manufacturing, marketing and distribution activities, we plan to have or seek strategic collaborations with pharmaceutical and medical device partners who already have significant and established capabilities in the therapeutic areas.

     We were incorporated in Delaware in 1989 and, effective September 15, 1997, changed our name from PDT, Inc. to Miravant Medical Technologies. Our executive offices and the offices of our three subsidiaries, Miravant Pharmaceuticals, Inc., Miravant Systems, Inc. and Miravant Cardiovascular, Inc., are located at 336 Bollay Drive, Santa Barbara, California 93117. Our telephone number is (805) 685-9880. Unless otherwise indicated, all references to us include us and our subsidiaries.

                                  RISK FACTORS


FACTORS AFFECTING FUTURE OPERATING RESULTS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Our business operations may be impaired by additional risks and uncertainties that we do not know of or that we currently consider immaterial. Our business, results of operations or cash flows may be adversely affected if any of the following risks actually occur. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS

ALL OF OUR PRODUCTS, EXCEPT SNET2, ARE IN AN EARLY STAGE OF DEVELOPMENT AND ALL OF OUR PRODUCTS, INCLUDING SNET2, MAY NEVER BE SUCCESSFULLY COMMERCIALIZED.

     Our products, except SnET2, are at an early stage of development and our ability to successfully commercialize these products, including SnET2, is dependent upon:

     * Successfully completing our research or product development efforts or those of our collaborative partners;
     *    Successfully   transforming  our  drugs  or  devices  currently  under
          development into marketable products;
     *    Obtaining the required regulatory approvals;
     * Manufacturing our products at an acceptable cost and with appropriate quality;
     *    Favorable acceptance of any products marketed; and
     *    Successful marketing and sales efforts of our corporate partner(s).

     We may not be successful in achieving any of the above, and if we are not successful, our business, financial condition and operating results would be adversely affected. The time frame necessary to achieve these goals for any individual product is long and uncertain. Most of our products currently under development will require significant additional research and development and preclinical studies and clinical trials, and all will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays.

OUR PRODUCTS, INCLUDING SNET2, MAY NOT SUCCESSFULLY COMPLETE THE CLINICAL TRIALS PROCESS AND WE MAY BE UNABLE TO PROVE THAT OUR PRODUCTS ARE SAFE AND EFFICACIOUS.

         All of our drug and device products currently under development will require extensive preclinical studies and/or clinical trials prior to regulatory approval for commercial use, which is a lengthy and expensive process. None of our products have completed testing for efficacy or safety in humans. Some of the risks and uncertainties related to safety and efficacy testing and the completion of preclinical studies and clinical trials include:

     * Our ability to demonstrate to the Food and Drug Administration, or FDA, that SnET2 or any of our other products is safe and efficacious;
     * Our ability to successfully complete the testing for any of our compounds within any specified time period, if at all;
     * Clinical data reported may change as a result of the continuing evaluation of patients;
     * Data obtained from preclinical studies and clinical trials are subject to varying interpretations which can delay, limit or prevent approval by the FDA or other regulatory authorities;
     * Problems in research and development, preclinical studies or clinical trials that will cause us to delay, suspend or cancel clinical trials; and
     * As a result of changing economic considerations, competitive or new technological developments, market approvals or changes, clinical or regulatory conditions, or clinical trial results, our focus may shift to other indications, or we may determine not to further pursue one or more of the indications currently being pursued.


     Data already obtained from preclinical studies and clinical trials of our products under development do not necessarily predict the results that will be obtained from future preclinical studies and clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies like us, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     Our clinical trials may not demonstrate the sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approval or may not result in marketable products. The failure to adequately demonstrate the safety and effectiveness of a product under development could delay or prevent regulatory approval of the potential product and would materially harm our business.

OUR COLLABORATIVE PARTNERS MAY CONTROL ASPECTS OF OUR CLINICAL TRIALS AND REGULATORY SUBMISSION THAT MAY RESULT IN UNANTICIPATED DELAYS OR TERMINATION OF OUR DEVELOPMENT EFFORTS CAUSING OUR BUSINESS TO SUFFER.

     Our collaborative partners have certain rights to control aspects of our product and device development and clinical programs. As a result, we may not be able to conduct these programs in the manner we currently contemplate.

Pharmacia Corporation

     We transitioned the majority of the operations of the Phase III AMD clinical trials to Pharmacia, along with the ophthalmology Investigational New Drug application, or IND, and related filings for SnET2. We will continue to be responsible for the majority of the preclinical studies and some of the drug and device development and manufacturing necessary for a possible New Drug Application, or NDA, submission for AMD. In January 2001, we announced that Pharmacia performed an interim analysis of the 12-month patient data, and has elected to continue the clinical trials to their 24-month conclusion in December 2001. Subsequently, a full analysis of the safety and efficacy data will be performed by Pharmacia and a determination of the status of the SnET2 AMD program will be made. If Pharmacia fails to complete the clinical trials as agreed upon or fails to file the NDA submission in AMD, we may not be able to continue our development program as planned and this could materially harm our business.

Iridex

     In May 1996, we entered into a co-development and distribution agreement with Iridex, a leading provider of semiconductor-based laser systems to treat eye diseases. The agreement generally provides Miravant with the exclusive right to co-develop with Iridex light producing devices for use in photodynamic therapy in the field of ophthalmology. We will conduct clinical trials and make regulatory submissions with respect to all co-developed devices and Iridex will manufacture all devices for such trials, with costs shared as set forth in the agreement. Iridex is currently the sole supplier of the light producing device used in our AMD clinical trials. We currently have limited capabilities, experience and personnel to manufacture the AMD light producing device. If Iridex fails to provide the devices as agreed upon, we may not be able to continue our development program as planned and this may harm our business.

WE ARE RELYING ON OUR CORPORATE PARTNER, PHARMACIA, TO ASSIST US WITH AND TO PROVIDE FUNDS TO CO-DEVELOP OUR POTENTIAL OPHTHALMOLOGY PRODUCTS. IF PHARMACIA FAILS TO PROVIDE US WITH ADEQUATE FINANCIAL AND OPERATIONAL SUPPORT WE COULD EXPERIENCE DELAYS IN OUR DEVELOPMENT, AND OUR BUSINESS WILL SUFFER.

     We are relying on Pharmacia to provide funds and co-develop with us our potential ophthalmology products. We cannot be certain that Pharmacia will continue to fund the co-development program. If Pharmacia fails to co-develop our products or fails to provide funding as required, we may not be able to continue our development program as we have planned and our business will be materially harmed.

     In May 2001, we finalized a funding arrangement with Pharmacia that provides us up to an additional $20.0 million in funding. Under this funding arrangement, we entered into an Amended and Restated Credit Agreement, or the 2001 Credit Agreement, which could provide us up to an additional $13.2 million in funding, in the form of loans, beginning in April 2002. The loans available under the 2001 Credit Agreement are subject to certain conditions and are allocated into two separate borrowing amounts. Up to $3.2 million will be available to us beginning April 1, 2002. Up to an additional $10.0 million will be available to us beginning July 1, 2002 only if one of the following criteria has been met: (i) Pharmacia has filed an NDA with the FDA for the SnET2 PhotoPoint PDT for AMD; or (ii) the SnET2 Phase III clinical trial data meet certain clinical statistical standards as defined by the clinical trial protocols.

     Additionally, as part of our May 2001 funding arrangement with Pharmacia, we entered into a Manufacturing Asset Purchase Agreement, or the Asset Purchase Agreement. Under this agreement, Pharmacia has issued a purchase order to buy our existing SnET2 active pharmaceutical ingredient, or API, inventory at cost for $2.2 million. As of June 30, 2001, $2.0 million of the existing API inventory and $268,000 of newly manufactured API inventory has been delivered and recorded as API sales. Pharmacia has also committed, through another purchase order, to buy up to an additional $2.8 million of the API which will be manufactured by us through March 2002. Additionally, Pharmacia purchased the manufacturing equipment necessary to produce the API for $863,000, its fair market value as appraised by an independent appraisal firm.

     Our strategic relationship with Pharmacia is important for our success, and if our planned transactions with Pharmacia are not consummated and if our relationship with Pharmicia is not successful, our business will suffer.

WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS ON OUR PRODUCTS, AND IF THESE RESOURCES FAIL, OUR ABILITY TO SUCCESSFULLY COMPLETE CLINICAL TRIALS WILL BE ADVERSELY AFFECTED AND OUR BUSINESS WILL SUFFER.

     To date, we have limited experience in conducting clinical trials. We are relying on Pharmacia and contract research organizations for our wet age-related macular degeneration, or AMD, clinical trials and relying on a contract research organization for our dermatology clinical trials. We will either need to rely on third parties, including our collaborative partners, to design and conduct any required clinical trials or expend resources to hire additional personnel or engage outside consultants or contract research organizations to administer current and future clinical trials. We may not be able to find appropriate third parties to design and conduct clinical trials or we may not have the resources to administer clinical trials in-house. The failure to have adequate resources for conducting and managing clinical trials will have a negative impact on our ability to develop marketable products and could have a material adverse impact on our business.

WE RELY ON PATIENT ENROLLMENT TO CONDUCT CLINICAL TRIALS, AND OUR INABILITY TO CONTINUE TO ATTRACT PATIENTS TO PARTICIPATE WILL HAVE A NEGATIVE IMPACT ON OUR CLINICAL TRIAL RESULTS.

     Our ability to complete clinical trials is dependent upon the rate of patient enrollment. Patient enrollment is a function of many factors including:

     *    The nature of our clinical trial protocols;
     *    Existence of competing protocols or treatments;
     *    Size and longevity of the target patient population;
     *    Proximity of patients to clinical sites; and
     *    Eligibility criteria for the trials.

     A specific concern for our Phase III AMD clinical trials is that there currently is an approved treatment for AMD and our patients enrolled in our Phase III AMD clinical trials may choose to drop out of the trial or pursue alternative treatments. This could result in delays or incomplete clinical trial data.

     There can be no assurance that we will obtain or maintain adequate levels of patient enrollment in current or future clinical trials. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could have material adverse effects. In addition, the FDA may suspend clinical trials at any time if, among other reasons, it concludes that patients participating in such trials are being exposed to unacceptable health risks. Failure to obtain and keep patients in our clinical trials will delay or completely impede test results which will negatively impact the development of our products and our business.

OUR PRODUCTS MAY EXHIBIT ADVERSE SIDE EFFECTS THAT PREVENT THEIR WIDESPREAD ADOPTION OR THAT NECESSITATE WITHDRAWAL FROM THE MARKET.

     Our PhotoPoint(TM) PDT, drug and device products may exhibit undesirable and unintended side effects that may prevent or limit their commercial adoption and use. One such side effect upon the adoption of our PhotoPoint PDT drug and device products as potential therapeutic agents may be a period of photosensitivity for a certain period of time after receiving PhotoPoint PDT. This period of photosensitivity is dose dependent and typically declines over time. Currently, this photosensitivity, as it relates to SnET2, is being considered in the clinical trials. Even upon receiving approval by the FDA and other regulatory authorities, our products may later exhibit adverse side effects that prevent widespread use or necessitate withdrawal from the market. The manifestation of such side effects could cause our business to suffer.

ACCEPTANCE OF OUR PRODUCTS IN THE MARKETPLACE IS UNCERTAIN, AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS.

     Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

     * The establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products and diagnostic and/or imaging techniques;
     * Pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and
     * The possibility that physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products.

     If our products are not accepted due to these or other factors our business will not develop as planned and may be harmed.

OUR BUSINESS IS NOT EXPECTED TO BE PROFITABLE FOR THE FORESEEABLE FUTURE AND WE WILL NEED ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS IN THE FUTURE. IF WE FAIL TO OBTAIN ADDITIONAL FUNDING, WE COULD BE FORCED TO REDUCE OR CEASE OPERATIONS.

     We will need substantial additional resources to develop our products. The timing and magnitude of our future capital requirements will depend on many factors, including:

     * The pace of scientific progress in our research and development programs;
     *    The magnitude of our research and development programs;
     *    The scope and results of preclinical studies and clinical trials;
     *    The time and costs involved in obtaining regulatory approvals;
     * The costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
     *    The costs involved in any potential litigation;
     *    Competing technological and market developments;
     *    Our ability to establish additional collaborations;
     *    Changes in existing collaborations;
     * Our dependence on others for development and commercialization of our potential products;
     *    The cost of manufacturing, marketing and distribution; and
     *    The effectiveness of our commercialization activities.

     Based on our current cash and investment balances and the potential funds and entire borrowings available under the Asset Purchase Agreement and 2001 Credit Agreement with Pharmacia, we anticipate that we have sufficient cash to fund our operations through December 31, 2002. We intend to seek any additional capital needed to fund our operations through new collaborations, the extension of our existing collaboration or through public or private equity or debt financings. However, additional financing may not be available on acceptable terms or at all or may be limited based on our 2001 Credit Agreement with Pharmacia. Any inability to obtain additional financing would adversely affect our business and could cause us to reduce or cease operations. Our ability to obtain borrowings under the 2001 Credit Agreement is conditioned on a number of events, including events beyond our control. If these events are not realized then we will not receive the $10.0 million of borrowings and, as a result, we may not have the funds needed to fund our operations through December 2002. Our ability to generate substantial additional funding to continue our research and development activities, preclinical studies and clinical trials and manufacturing, and administrative activities and to pursue any additional investment opportunities is subject to a number of risks and uncertainties and will depend on numerous factors including:

     * Our ability to successfully raise funds in the future through public or private financings, or establish collaborative arrangements or raise funds from other sources;
     * Our requirement to allocate 50% of the net proceeds from public or private equity financings towards the repayment of the funds received under the 2001 Credit Agreement;
     * The potential for equity investments, collaborative arrangements, license agreements or development or other funding programs that are at terms acceptable to us, in exchange for manufacturing, marketing, distribution or other rights to products developed by us;
     * The amount of funds received from outstanding warrant and stock option exercises;
     *    Our ability to maintain our existing collaborative arrangements;
     * Our ability to liquidate our equity investments in Ramus, Xillix or other assets;
     * Our requirement to allocate 100% of the net proceeds from the liquidation of an existing asset towards the repayment of the funds received under the 2001 Credit Agreement; and
     * Our ability to collect the loan and accrued interest provided to Ramus under their credit agreement with us.

     We cannot guarantee that additional funding will be available to us now, when needed, or if at all. If additional funding is not available, we may be required to scale back our research and development programs, preclinical studies and clinical trials and administrative activities and our business and financial results and condition would be materially adversely affected.

OUR 2001 CREDIT AGREEMENT WITH PHARMACIA IS SECURED BY ALL OF OUR ASSETS. IF WE BECOME UNABLE TO REPAY OUR BORROWINGS OR VIOLATE THE COVENANTS UNDER THE 2001 CREDIT AGREEMENT , PHARMACIA COULD FORECLOSE ON OUR ASSETS.

     Under our 2001 Credit Agreement with Pharmacia, pursuant to which Pharmacia has loaned us the principal amount of $22.5 million and may loan us up to an additional $13.2 million, all of our assets have been secured by a lien. Our ability to comply with all covenants and to make scheduled payments or to refinance our obligations with respect to this indebtedness will depend on our financial and operating performance, which in turn will be subject to prevailing economic conditions and certain financial, business and other factors, including factors that are beyond our control. If our cash flow and capital resources become insufficient to fund our debt service obligations or we otherwise default under the 2001 Credit Agreement, Pharmacia could accelerate the debt and foreclose on our assets. As a result, we could be forced to obtain additional financing at very unfavorable terms or reduce or cease operations.

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND EXPECT TO CONTINUE TO HAVE LOSSES IN THE FUTURE, WHICH MAY FLUCTUATE SIGNIFICANTLY. WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

     We have incurred significant operating losses since our inception in 1989 and, as of June 30, 2001, had an accumulated deficit of approximately $164.0 million. We expect to continue to incur significant, and possibly increasing, operating losses over the next few years as we continue to incur costs for research and development, preclinical studies, clinical trials, manufacturing and general corporate activities. Our ability to achieve profitability depends upon our ability, alone or with others, to successfully complete the development of our proposed products, obtain the required regulatory clearances and manufacture and market our proposed products. No revenues have been generated from commercial sales of SnET2 and only limited revenues have been generated from sales of our devices. We do not expect to achieve significant levels of revenues for the next few years. Our revenues to date have consisted of license reimbursements, grants awarded, royalties on our devices, API sales, milestone payments, payments for our devices, and interest income. Our revenues for the foreseeable future are expected to consist primarily of revenue related to license agreements, royalties, interest income and API sales to Pharmacia.

IF WE ARE NOT ABLE TO SUCCESSFULLY MAINTAIN OUR RELATIONSHIP WITH PHARMACIA AND/OR ESTABLISH COLLABORATIVE AND LICENSING ARRANGEMENTS WITH OTHERS, OUR BUSINESS MAY BE HARMED.

     We have entered into collaborative relationships with certain corporations and academic institutions for the research and development, preclinical studies and clinical trials, licensing, manufacturing, sales and distribution of our products. These collaborative relationships include:

     * The License Agreements under which we granted to Pharmacia an exclusive worldwide license to use, distribute and sell SnET2 for therapeutic or diagnostic applications in photodynamic therapy for ophthalmology, oncology and urology;
     * The License Agreement with the University of Toledo, the Medical College of Ohio and St. Vincent Medical Center, of Toledo, Ohio, collectively referred to as Toledo, to license or sublicense certain photoselective compounds, including SnET2;
     * Definitive agreements with Iridex, Ramus and Xillix for the development of devices for use in photodynamic therapy in the fields of ophthalmology, cardiovascular disease and oncology, respectively;
     * Definitive agreement with Fresenius for final SnET2 drug formulation and drug product supply;
     * Letter agreements with Boston Scientific Corporation, or BSC, and Cordis for the co-development of catheters for use in photodynamic therapy;
     * Letter agreement with Medicis for the clinical development of PhotoPoint PDT in dermatology; and
     * Letter agreement with Chiron for the early detection and treatment of lung cancer.

     We have not yet entered into any definitive agreements, nor are there currently any active projects with BSC, Chiron, Cordis or Medicis. There is no assurance that definitive agreements will be entered into or that further evolution of these collaborations will continue. Additionally, Iridex, Ramus and Xillix may not continue the development of devices for use in photodynamic therapy, or such development may not result in marketable products. The amount of royalty revenues and other payments, if any, ultimately paid by Pharmacia globally to Miravant for sales of SnET2 is dependent, in part, on the amount and timing of resources Pharmacia commits to research and development, clinical testing and regulatory approval and marketing and sales activities, which are entirely within the control of Pharmacia. Pharmacia may not pursue the development and commercialization of SnET2 and/or may not perform its obligations as expected.

     We are currently at various stages of discussions with some of these and other companies regarding the establishment of collaborations. Our current and future collaborations are important to us because they allow us greater access to funds, to research, development or testing resources and to manufacturing, sales or distribution resources that we would otherwise not have. We intend to continue to rely on such collaborative arrangements. Some of the risks and uncertainties related to the reliance on collaborations include:

     * Our ability to negotiate acceptable collaborative arrangements, including those based upon existing letter agreements;
     * Future or existing collaborative arrangements may not be successful or may not result in products that are marketed or sold;
     * Collaborative relationships, such as our license and credit agreements with Pharmacia, may limit or restrict us;
     * Collaborative partners are free to pursue alternative technologies or products either on their own or with others, including our competitors, for the diseases targeted by our programs and products;
     * Our partners may fail to fulfill their contractual obligations or terminate the relationships described above, and we may be required to seek other partners, or expend substantial resources to pursue these activities independently. These efforts may not be successful; and
     * Our ability to manage, interact and coordinate our timelines and objectives with our strategic partners may not be successful.

WE HAVE LIMITED MANUFACTURING AND MARKETING CAPABILITY AND EXPERIENCE AND THUS RELY HEAVILY UPON THIRD PARTIES.

     Prior to our being able to supply drugs for commercial use, our manufacturing facilities must comply with Good Manufacturing Practices, or GMPs, approved by the FDA. In addition, if we elect to outsource manufacturing to third-party manufacturers, these facilities also have to satisfy GMP and FDA manufacturing requirements. To be successful, our products must be manufactured in commercial quantities under current GMPs and must be at acceptable costs. Although we intend to manufacture drugs and devices, we have not yet manufactured any products under GMPs which can be released for commercial use, and have limited experience in manufacturing in commercial quantities. We are licensed by the State of California to manufacture SnET2 API at our Santa Barbara, California facility for clinical trial and other use. We currently manufacture the API, the process up to the final formulation and packaging step and have the ability to manufacture light producing devices and light delivery devices, and conduct other production and testing activities, at this location. However, we have limited capabilities, personnel and experience in the manufacture of finished drug product, light producing and light delivery devices and utilize outside suppliers, contracted or otherwise, for certain materials and services related to our manufacturing activities. We currently have the capacity, in conjunction with our manufacturing suppliers Fresenius and Iridex, to manufacture products at certain commercial levels and will be able to do so under GMPs with subsequent FDA approval. If we receive an FDA or other regulatory approval, we may need to expand our manufacturing capabilities and/or depend on our collaborators, licensees or contract manufacturers for the expanded commercial manufacture of our products. If we expand our manufacturing capabilities, we will need to expend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. We may not be able to expand successfully or we may be unable to manufacture products in increased commercial quantities for sale at competitive prices. Further, we may not be able to enter into future manufacturing arrangements with collaborators, licensees, or contract manufacturers on acceptable terms or at all. If we are not able to expand our manufacturing capabilities or enter into additional commercial manufacturing agreements, our business growth could be limited and could be materially and adversely affected. Fresenius is the sole manufacturer of the final formulation of SnET2 and Iridex is currently the sole supplier of the light producing devices used in our AMD clinical trials. Both currently have commercial quantity capabilities.

     We have no direct experience in marketing, distributing and selling pharmaceutical or medical device products. We will need to develop a sales force or rely on our collaborators or licensees or make arrangements with others to provide for the marketing, distribution and sale of our products. We currently intend to rely on Pharmacia and Iridex for these needs for the AMD project. Our marketing, distribution and sales capabilities or current or future arrangements with third parties for such activities may not be adequate for the successful commercialization of our products.

OUR ABILITY TO ESTABLISH AND MAINTAIN AGREEMENTS WITH OUTSIDE SUPPLIERS MAY NOT BE SUCCESSFUL AND OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on outside suppliers for certain raw materials and components for our products. Such raw materials or components may not continue to be available to our standards or on acceptable terms, if at all, and alternative suppliers may not be available to us on acceptable terms, if at all. Further, we may not be able to adequately produce needed materials or components in-house. We are currently dependent on single, contracted sources for certain key materials or services used by us in our drug development, light producing and light delivery device development and production operations. Although most of our raw materials and components are available from various sources. We have or will try to enter into agreements with these suppliers, which may or may not be successful or which may encounter delays or other problems. If we encounter delays or other problems, this may materially adversely affect our business.

WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, WHICH COULD SUBJECT US TO LIABILITY CLAIMS THAT HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS.

     The testing, manufacture, marketing and sale of human pharmaceutical products entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims. These claims could be made directly by patients or consumers, or by companies, institutions or others using or selling our products. The following are some of the risks related to liability and recall:

     * We are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;
     * We have not obtained liability insurance that would cover a claim relating to the clinical or commercial use or recall of our products;
     * In the absence of liability insurance, claims made against us or a product recall could have a material adverse effect on us;
     * If we obtain insurance coverage in the future, this coverage may not be available at a reasonable cost and in amounts sufficient to protect us against claims that could have a material adverse effect on our financial condition and prospects; and
     * Liability claims relating to our products or a product recall could negatively affect our ability to obtain or maintain regulatory approval for our products.

     We have agreed to indemnify certain of our collaborative partners against certain potential liabilities relating to the manufacture and sale of SnET2 and PhotoPoint PDT light devices. A successful product liability claim could materially adversely affect our business, financial condition and results of operations.

WE MAY FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR PATENTS AND OUR PROPRIETARY TECHNOLOGY, WHICH WILL MAKE IT EASIER FOR OTHERS TO MISAPPROPRIATE OUR TECHNOLOGY AND INHIBIT OUR ABILITY TO BE COMPETITIVE.

     Our success will depend, in part, on our and our licensors' ability to obtain, assert and defend our patents, protect trade secrets and operate without infringing the proprietary rights of others. The exclusive license relating to various drug compounds, including our leading drug candidate SnET2, may become non-exclusive if we fail to satisfy certain development and commercialization objectives. The termination or restriction of our rights under this or other licenses for any reason would likely have a material adverse impact on our business, our financial condition and results of our operations. Although we believe we should be able to achieve such objectives, we may not be successful.

     The patent position of pharmaceutical and medical device firms generally is highly uncertain. Some of the risks and uncertainties include:

     * The patent applications owned by or licensed to us may not result in issued patents;
     * Our issued patents may not provide us with proprietary protection or competitive advantages;
     *    Our issued patents may be infringed upon or designed around by others;
     * Our issued patents may be challenged by others and held to be invalid or unenforceable;
     *    The patents of others may have a material adverse effect on us; and
     *    Significant time and funds may be necessary to defend our patents.

     We are aware that our competitors and others have been issued patents relating to photodynamic therapy. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, our competitors and others may in the future file applications for, or otherwise obtain proprietary rights to, such products. These existing or future patents, applications or rights may conflict with our or our licensors' patents or applications. Such conflicts could result in a rejection of our or our licensors' applications or the invalidation of the patents.

     Further exposure could arise from the following risks and uncertainties:

     * We do not have contractual indemnification rights against the licensors of the various drug patents;
     * We may be required to obtain licenses under dominating or conflicting patents or other proprietary rights of others;
     * Such licenses may not be made available on terms acceptable to us, if at all; and
     * If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. These agreements could be breached and we may not have adequate remedies for any breach.

     The occurrence of any of these events described above could have a material adverse effect on our competitive position. If such conflicts occur, or if we believe that such products may infringe on our proprietary rights, we may pursue litigation or other proceedings, or may be required to defend against such litigation. Such proceedings may materially adversely affect our competitive position, and we may not be successful in any such proceeding. Litigation and other proceedings can be expensive and time consuming, regardless of whether we prevail. This can result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales.

WE RELY ON THE AVAILABILITY OF CERTAIN UNPROTECTED INTELLECTUAL PROPERTY RIGHTS, AND IF ACCESS TO SUCH RIGHTS BECOMES UNAVAILABLE, OUR BUSINESS COULD SUFFER.

     Our trade secrets may become known or be independently discovered by competitors. Furthermore, inventions or processes discovered by our employees will not necessarily become our property and may remain the property of such persons or others.

     In addition, certain research activities relating to the development of certain patents owned by or licensed to us were funded, in part, by agencies of the United States Government. When the United States Government participates in research activities, it retains certain rights that include the right to use the resulting patents for government purposes under a royalty-free license.

     We also rely upon unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect its rights to its unpatented trade secrets and know-how.

     In the event that the intellectual property we do or will rely on becomes unavailable, our ability to be competitive will be impeded and our business will suffer.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS.

     Our success will depend in large part on our ability to attract and retain highly qualified scientific, management and other personnel and to develop and maintain relationships with leading research institutions and consultants. We are highly dependent upon principal members of our management, key employees, scientific staff and consultants which we may retain from time to time. Competition for such personnel and relationships is intense, and we may not be able to continue to attract and retain such personnel. Our consultants may be affiliated with or employed by others, and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us.

IF OUTSTANDING STOCK OPTIONS AND WARRANTS ARE EXERCISED, THE VALUE OF OUR COMMON STOCK OUTSTANDING JUST PRIOR TO THE EXERCISE MAY BE DILUTED.

     As of October 8, 2001, there were outstanding stock options to purchase 4,529,113 shares of Common Stock, with exercise prices ranging from $1.00 to $55.50 per share, with a weighted average exercise price of $14.65 per share. In addition, as of October 8, 2001, there were outstanding warrants to purchase 2,879,000 shares of Common Stock, with exercise prices ranging from $7.00 to $60.00 per share, with a weighted average exercise price of $24.98 per share. If the holders exercise a significant number of these securities at any one time, the market price of the Common Stock could fall and the value of the Common Stock held by other stockholders may be diluted. The holders of the options and warrants have the opportunity to profit if the market price for the Common Stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. If the market price of the Common Stock does not rise above the exercise price of these securities, then they will probably not be exercised and may expire based on their respective expiration dates.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     From time to time and in particular during the last fiscal year, the price of our Common Stock has been highly volatile. These fluctuations create a greater risk of capital losses for our stockholders as compared to less volatile stocks. From September 30, 2000 to September 30, 2001, our Common Stock price, per Nasdaq closing prices, has ranged from a high of $21.50 to a low of $6.00.

     The market prices for our Common Stock, and the securities of emerging pharmaceutical and medical device companies, have historically been highly volatile and subject to extreme price fluctuations, which may have a material adverse effect on the market price of the Common Stock. Extreme price fluctuations could be the result of the following:

     *    Future   announcements   concerning  Miravant  or  our  collaborators,
          competitors or industry;
     *    The  results  of  our  testing,   technological   innovations  or  new
          commercial products;
     * The results of preclinical studies and clinical trials by us or our competitors;
     *    Technological innovations or new therapeutic products;
     *    Litigation;
     * Public concern as to the safety, efficacy or marketability of products developed by us or others;
     *    Comments by securities analysts;
     *    The achievement of or failure to achieve certain milestones; and
     * Governmental regulations, rules and orders, or developments concerning safety of our products.

     In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many emerging pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock.

OUR CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

     Our charter and bylaws restrict certain actions by our stockholders. For example:

     * Our stockholders can act at a duly called annual or special meeting but they may not act by written consent;
     * Special meetings can only be called by our chief executive officer, president, or secretary at the written request of a majority of our Board of Directors; and
     * Stockholders also must give advance notice to the secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting.

     Some of these restrictions can only be amended by a super-majority vote of members of the Board and/or the stockholders. These and other provisions of our charter and bylaws, as well as certain provisions of Delaware law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our Common Stock.

     In addition, our charter authorizes our Board of Directors to issue shares of undesignated preferred stock without stockholder approval on terms that the Board may determine. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to our other stockholders or otherwise adversely affect their rights and powers, including voting rights. Moreover, the issuance of preferred stock may make it more difficult or may discourage another party from acquiring voting control of us.


EFFECTING A CHANGE OF CONTROL OF MIRAVANT WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

     Our Board of Directors has adopted a Preferred Stockholder Rights Plan, or Rights Plan. The Rights Plan may have the effect of delaying, deterring, or preventing changes in our management or control of Miravant, which may discourage potential acquirers who otherwise might wish to acquire us without the consent of the Board of Directors. Under the Rights Plan, if a person or group acquires 20% or more of our Common Stock, all holders of rights (other than the acquiring stockholder) may, upon payment of the purchase price then in effect, purchase Common Stock having a value of twice the purchase price. In April 2001, the Rights Plan was amended to increase the trigger percentage from 20% to 25% as it applies to Pharmacia and excluded shares acquired by Pharmacia in connection with our 2001 Credit Agreement with Pharmacia, and from the exercise of warrants held by Pharmacia. In the event that we are involved in a merger or other similar transaction where Miravant is not the surviving corporation, all holders of rights (other than the acquiring stockholder) shall be entitled, upon payment of the then in effect purchase price, to purchase Common Stock of the surviving corporation having a value of twice the purchase price. The rights will expire on July 31, 2010, unless previously redeemed.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN INTEGRATING BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES.

     We may expand our operations and market presence by entering into business combinations, joint ventures or other strategic alliances with other companies. These transactions create risks, such as the difficulty assimilating the operations, technology and personnel of the combined companies; the disruption of our ongoing business, including loss of management focus on existing businesses and other market developments; problems retaining key technical and managerial personnel; expenses associated with the amortization of goodwill and other purchased intangible assets; additional operating losses and expenses of acquired businesses; the impairment of relationships with existing employees, customers and business partners; and, additional losses from any equity investments we might make.

     We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us. In addition, any businesses we may acquire may incur operating losses.

BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are vulnerable to interruption by fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. Our facilities are all located in the state of California and are currently subject to electricity blackouts as a consequence of a shortage of available electrical power. Though we do have back-up electrical generation systems in place, they are for use for a limited time and in the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities. In addition, we may not carry adequate business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

                          RISKS RELATED TO OUR INDUSTRY

WE ARE SUBJECT TO UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM.

     Our products may not be covered by the various health care providers and third party payors. If they are not covered, our products may or may not be purchased or sold as expected. Our ability to commercialize our products successfully may depend, in part, on the extent to which reimbursement for these products and related treatment will be available from collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. These payers are increasingly challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate to enable us to achieve market acceptance of our products or to maintain price levels sufficient for realization of an appropriate return on our products.

     The efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a biotechnology company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the United States, we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may have a material adverse effect on our revenues and profitability and may affect our ability to raise additional capital.

     In addition, cost control initiatives could adversely affect our business in a number of ways, including:

     * Decreasing the price we, or any of our partners or licensees, receive for any of our products;
     *    Preventing  the  recovery  of  development   costs,   which  could  be
          substantial; and
     *    Minimizing profit margins.

     Further, our commercialization strategy depends on our collaborators. As a result, our ability to commercialize our products and realize royalties may be hindered if cost control initiatives adversely affect our collaborators.

FAILURE TO OBTAIN PRODUCT APPROVALS OR COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. All drugs and most medical devices we develop must undergo rigorous preclinical studies and clinical trials and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, or FDC Act, and comparable foreign authorities, before they can be marketed. These processes involve substantial cost and can often take many years. We have limited experience in, and limited resources available for regulatory activities and we rely on our collaborators and outside consultants. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. To date, none of our product candidates being developed have been submitted for approval or have been approved by the FDA or any other regulatory authority for marketing.

     Some of the risks and uncertainties relating to United States Government regulation include:

     * Delays in obtaining approval or rejections due to regulatory review of each submitted new drug, device or combination drug/device application or product license application, as well as changes in regulatory policy during the period of product development;
     * If regulatory approval of a product is granted, such approval may entail limitations on the uses for which the product may be marketed;
     * If regulatory approval is obtained, the product, our manufacturer and the manufacturing facilities are subject to continual review and periodic inspections;
     * If regulatory approval is obtained, such approval may be conditional on the satisfaction of the completion of clinical trials or require additional clinical trials;
     * Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation; and
     * Photodynamic therapy products have been categorized by the FDA as combination drug-device products. If current or future photodynamic therapy products do not continue to be categorized for regulatory purposes as combination products, then:
          *    The FDA may require separate drug and device submissions; and
          *    The FDA may require separate approval by regulatory authorities.

     Some  of  the  risks  and   uncertainties  of  international   governmental
regulation include:

     * Foreign regulatory requirements governing testing, development, marketing, licensing, pricing and/or distribution of drugs and devices in other countries;
     * Our drug products may not qualify for the centralized review procedure or we may not be able to obtain a national market application that will be accepted by other EU member states;
     * Our devices must also meet the new Medical Device Directive effective in Europe in 1998. The Directive requires that our manufacturing quality assurance systems and compliance with technical essential requirements be certified with a CE Mark authorized by a registered notified body of an EU member state prior to free sale in the EU; and
     * Registration and approval of a photodynamic therapy product in other countries, such as Japan, may include additional procedures and requirements, preclinical and clinical studies, and may require the assistance of native corporate partners.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES THAT COULD MAKE SOME OR ALL OF OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

     Our   industry  is  subject  to  rapid,   unpredictable   and   significant
technological change. Competition is intense. Well-known pharmaceutical, biotechnology and chemical companies are marketing well-established therapies for the treatment of AMD. Doctors may prefer familiar methods that they are comfortable using rather than try our products. Many companies are also seeking to develop new products and technologies for medical conditions for which we are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory marketing approval of future products before we do. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of PhotoPoint PDT evolves.

     We expect that our principal methods of competition with other photodynamic therapy companies will be based upon such factors as:

     *    The ease of administration of our photodynamic therapy;
     *    The degree of generalized skin sensitivity to light;
     *    The number of required doses;
     *    The safety and efficacy profile;
     * The selectivity of our drug for the target lesion or tissue of interest;
     *    The type and cost of our light systems;
     *    The cost of our drug; and
     * The amount reimbursed for the drug and device treatment by third-party payors.

     We cannot give any assurance that new drugs or future developments in photodynamic therapy or in other drug technologies will not have a material adverse effect on our business. Increased competition could result in:

     *    Price reductions;
     *    Lower levels of third-party reimbursements;
     *    Failure to achieve market acceptance; and
     *    Loss of market share.

     Any of the above could have an adverse effect on our business. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technology obsolete.

WE FACE INTENSE COMPETITION AND OUR FAILURE TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL COMPANIES, WILL CAUSE OUR BUSINESS TO SUFFER.

     Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing and distribution. Further, our competitive position could be materially adversely affected by the establishment of patent protection by our competitors. The existing competitors or other companies may succeed in developing technologies and products that are more safe, effective or affordable than those being developed by us or that would render our technology and products less competitive or obsolete.

     We are aware that other companies are marketing or developing certain products to prevent, diagnose or treat diseases for which we are developing PhotoPoint PDT. These products, as well as others of which we may not be aware, may adversely affect the existing or future market for our products. Competitive products may include, but are not limited to, drugs such as those designed to inhibit angiogenesis or otherwise target new blood vessels, certain medical devices, and other photodynamic therapy treatments.

     We are aware of various competitors involved in the photodynamic therapy sector. We understand that these companies are conducting preclinical studies and/or clinical trials in various countries and for a variety of disease indications. One company is QLT Inc., or QLT. We understand that QLT's drug Visudyne has received marketing approval in the United States and certain other countries for the treatment of AMD. QLT is therefore first to market in this disease area. We understand that at least two other photodynamic therapy drugs have received marketing approval in the United States - Photofrin(R) (Axcan Pharmaceuticals) for the treatment of certain oncology indications and Levulan(R) (DUSA Pharmaceuticals / Berlex Laboratories) for the treatment of actinic keratoses, a dermatological condition. We are aware of other drugs and devices under development by these and other photodynamic therapy competitors, such as Pharmacyclics, in disease areas for which we are developing PhotoPoint PDT. These competitors may develop superior products or reach the market prior to PhotoPoint PDT and render our products non-competitive or obsolete.

OUR INDUSTRY IS SUBJECT TO TECHNOLOGICAL UNCERTAINTY, WHICH MAY RENDER OUR PRODUCTS AND DEVELOPMENTS OBSOLETE AND OUR BUSINESS MAY SUFFER.

     The pharmaceutical industry is subject to rapid and substantial technological change. Developments by others may render our products under development or technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition in the industry from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources.

     We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies, specifically photodynamic therapy. As a result, our resources are limited and we may experience technical challenges inherent in such novel technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic, diagnostic and imaging effects compared to our products. We are aware that one of our competitors in the market for photodynamic therapy drugs has received marketing approval of a product for certain uses in the United States and other countries. Our competitors may develop products that are safer, more effective or less costly than our products and, therefore, present a serious competitive threat to our product offerings.

     The widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our products even if commercialized. The diseases for which we are developing our therapeutic products can also be treated, in the case of cancer, by surgery, radiation and chemotherapy, and in the case of atherosclerosis, by surgery, angioplasty, drug therapy and the use of devices to maintain and open blood vessels. These treatments are widely accepted in the medical community and have a long history of use. The established use of these competitive products may limit the potential for our products to receive widespread acceptance if commercialized.

     Our understanding of the market opportunities for our PhotoPoint PDT is derived from a variety of sources, and represents our best estimate of the overall market sizes presented in certain disease areas. The actual market size and market share which we may be able to obtain may vary substantially from our estimates, and is dependent upon a number of factors, including:

     * Competitive treatments or diagnostic tools, either existing or those that may arise in the future;
     *    Performance of our products and subsequent labeling claims; and
     *    Actual patient population at and beyond product launch.

OUR PRODUCTS ARE SUBJECT TO OTHER STATE AND FEDERAL LAWS, FUTURE LEGISLATION AND REGULATIONS SUBJECTING US TO COMPLIANCE ISSUES THAT COULD ADVERSELY AFFECT OUR PRODUCTS AND OUR BUSINESS.

     In addition to the regulations for drug or device approvals, we are subject to regulation under state, federal or other law, including regulations for worker occupational safety, laboratory practices, environmental protection and hazardous substance control. We continue to make capital and operational expenditures for protection of the environment in amounts which are not material. Some of the risks and uncertainties related to laws and future legislation or regulations include:

     * Our future capital and operational expenditures related to these matters may increase and become material;
     * We may also be subject to other present and possible future local, state, federal and foreign regulation;
     * Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures;
     * Such new legislation or regulations may materially adversely affect the demand for our products. In the United States, there have been, and we expect that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control in the health care industry;
     * The announcement of such proposals may materially adversely affect our ability to raise capital or to form collaborations; and
     * Legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect our results of operations.

     We are unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

OUR BUSINESS INVOLVES ENVIRONMENTAL LIABILITY THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     We are subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of our business, we are involved in the handling, storage and disposal of materials that are classified as hazardous. Our safety procedures for the handling, storage and disposal of such materials are designed to comply with applicable laws and regulations. However, we may be involved in contamination or injury from these materials. If this occurs, we could be held liable for any damages that result, and any such liability could materially and adversely affect us. Further, the cost of complying with these laws and regulations may increase materially in the future.

WE RELY ON A CONTINUOUS POWER SUPPLY TO CONDUCT OUR OPERATIONS, AND CALIFORNIA'S CURRENT ENERGY CRISIS COULD DISRUPT OUR OPERATIONS AND INCREASE OUR EXPENSES.

     California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. Our operations are located in California. We currently do not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue.

     Furthermore, the deregulation of the energy industry instituted in 1996 by the California government has caused power prices to increase. Under deregulation, utilities were encouraged to sell their plants, which traditionally had produced most of California's power, to independent energy companies that were expected to compete aggressively on price. Instead, due in part to a shortage of supply, wholesale prices have increased significantly over the past year. If wholesale prices continue to increase, our operating expenses will likely increase and this could substantially harm our business and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities & Exchange Commission, or SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our Common Stock registered under this prospectus:

     *    Annual  report on Form 10-K for the  fiscal  year ended  December  31,
          2000;
     *    Quarterly  report on Form 10-Q for the fiscal  quarter ended March 31,
          2001;
     *    Quarterly  report on Form 10-Q for the fiscal  quarter  ended June 30,
          2001;
     * Definitive proxy statement dated May 11, 2001; * Current report on Form 8-K dated May 31, 2001;
     * Description of our Common Stock contained in our registration statement on Form 8-A filed February 9, 1995; and
     * All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.

     We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement and the documents incorporated by reference into this prospectus for further information about us and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:
Investor Relations, Miravant Medical Technologies, 336 Bollay Drive, Santa Barbara, California 93117.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

     *    This prospectus;
     *    The materials referred to in this prospectus;
     * The materials incorporated by reference into this prospectus, other than forward-looking statements which do not comply with the "plain English" requirements of Rule 421 under the Securities Act of 1933; and
     *    Our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                 USE OF PROCEEDS

     Each time we sell our Common Stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from our Common Stock sold at that time.

     Unless otherwise indicated in the applicable prospectus supplement, we plan to use the net proceeds from the sale of our Common Stock to advance our pipeline and for clinical development of new products for ophthalmology, dermatology, cardiovascular disease and oncology, and for general corporate purposes, including capital expenditures and to meet working capital needs. Under our 2001 Credit Agreement with Pharmacia, 50% of the net proceeds may have to be applied toward our outstanding borrowings, unless a waiver is received from Pharmacia. We expect from time to time to evaluate the acquisition of businesses and products for which a portion of the net proceeds may be used.

     Pending these uses, we will invest the net proceeds in interest-bearing securities.

                                 DIVIDEND POLICY

     We have not declared or paid cash dividends on our Common Stock. We currently intend to retain all future earnings to fund the operation of our business and our 2001 Credit Agreement with Pharmacia Corporation prohibits the payment of dividends on our Common Stock. Accordingly, we do not anticipate paying dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

     We may offer our Common Stock:
     *    Directly to purchasers;
     *    To or through underwriters;
     * Through dealers, agents or institutional investors; and o Through a combination of these methods.

     Regardless of the method used to sell our Common Stock, we will provide prospectus supplement that will disclose the:

     * Identity of any underwriters, dealers, agents or institutional investors who purchase our Common Stock;
     * Material terms of the distribution, including the number of shares sold and the consideration paid;
     * Amount of any compensation, discounts or commissions to be received by any underwriters, dealers or agents;
     * Terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and
     * Nature of any transaction by any underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our Common Stock.


                                  LEGAL MATTERS

     The validity of the issuance of our Common Stock will be passed upon for Miravant by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:


SEC registration fee.............................................$   6,250.00
Accounting fees and expenses.....................................   10,000.00*
Legal fees and expenses..........................................   10,000.00*
Printing expenses................................................           0*
Miscellaneous....................................................    5,000.00*
                                                                 ---------------
      TOTAL......................................................$  31,250.00*
                                                                 ---------------




*Estimated

Item 15. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's certificate of incorporation (Exhibit 3.1 hereto) and bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

Item 16.  Exhibits.

  Exhibit
  Number

        3.1 Certificate of Incorporation of the Registrant. (1)
        3.2 Bylaws, as amended, of the Registrant. (2)
        5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
       23.1 Consent of Ernst & Young, LLP.
       23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
         24 Power of Attorney. (set forth on the Signatures Page)


-----------

          (1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-87138).
          (2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25544).



Item 17. Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(2) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on October 16, 2001

                          MIRAVANT MEDICAL TECHNOLOGIES

                                                   By: /s/ Gary S. Kledzik
                                                   -----------------------
                                                       Gary S. Kledzik, Ph.D.,
                                                       Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Gary S. Kledzik, Ph.D. and John M. Philpott, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any registration statements for the same offerings effective upon filing pursuant to Rule 462(b), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with such registration statements, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                                 Title                                                 Date


/s/ Gary S. Kledzik                             Chairman of the Board and Chief Executive Officer     October 16, 2001
Gary S. Kledzik                                 (principal executive officer)

/s/ David E. Mai                                Director and President                                October 16, 2001
David E. Mai

/s/ John M. Philpott                            Chief Financial Officer (principal financial officer  October 16, 2001
John M. Philpott                                and principal accounting officer)

/s/ Larry S. Barels                                                                                   October 16, 2001
Larry S. Barels                                      Director

/s/ William P. Foley II                                                                               October 16, 2001
William P. Foley II                                  Director

/s/ Charles T. Foscue                                                                                 October 16, 2001
Charles T. Foscue                                    Director

/s/ Jonah Shacknai                                                                                    October 16, 2001
Jonah Shacknai                                       Director



*By:                   /s/ Gary S. Kledzik
------------------------------------------
                           Gary S. Kledzik
                           Attorney-in-fact

                                INDEX TO EXHIBITS



  Exhibit
  Number

        3.1 Certificate of Incorporation of the Registrant. (1)
        3.2 Bylaws, as amended, of the Registrant. (2)
        5.1 Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
       23.1 Consent of Ernst & Young, LLP.
       23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
         24 Power of Attorney. (set forth on the Signatures Page)


-----------

               (1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-87138).
               (2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25544).

                                   Exhibit 5.1

                                                 October 16, 2001

Miravant Medical Technologies
336 Bollay Drive
Santa Barbara, CA  93117

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

      We have acted as counsel for Miravant Medical Technologies (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") that relates to the issuance of up to $25,000,000 of Common Stock of the Company (the "Shares").

      In connection with the registration of the Shares, we have examined such documents, records and matters of law as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that upon receipt of payment in full therefor, the Shares being registered, when issued by the Company, will be validly issued, fully paid and non-assessable.

      The foregoing opinion is subject to the qualification that the Shares or any of them, when issued, will not when taken together with the then issued and outstanding capital stock of the Company, exceed the authorized capital stock of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                                Very truly yours,

                                                WILSON SONSINI GOODRICH & ROSATI
                                                Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati

                                  EXHIBIT 23.1
                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Miravant Medical Technologies for the registration of up to $25,000,000 of its Common Stock and to the incorporation by reference therein of our report dated March 7, 2001, with respect to the consolidated financial statements of Miravant Medical Technologies included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                  /s/  ERNST & YOUNG, LLP

October 15, 2001
Woodland Hills, California